CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Com Hem Holding AB:

We consent to the use of our report dated July 9, 2018, with respect to the consolidated balance sheets of Com Hem Holding AB and its subsidiaries, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years ended December 31, 2017 and 2016, and the related notes, which report appears in the Form F-4 of Tele2 AB dated August 28, 2018, and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated July 9, 2018 contains two “Other Matter” paragraphs that state that i) the accompanying 2017 consolidated financial statements have been restated to correct for misstatements relating to the application of accounting for share-based incentive programs under IFRS, and ii) the accompanying consolidated balance sheet of Com Hem Holding AB and its subsidiaries as of December 31, 2015, and the related statements of income and comprehensive income, changes in equity, and cash flows for the year then ended were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

KPMG AB

/s/KPMG AB

Stockholm, Sweden

August 28, 2018